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                                 EXHIBIT 7.3





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                        FIRST AMENDMENT TO THE AGREEMENT
                             AND IRREVOCABLE PROXY

     FIRST AMENDMENT TO THE AGREEMENT AND IRREVOCABLE PROXY, dated as of September 17, 1996, by and between C.G. Kellogg, Tamara D. Fischer and John
A. Boll, certain principal stockholders of Chateau Properties, Inc. (the "Chateau Stockholders"), and ROC COMMUNITIES, INC., a Maryland corporation ("ROC").

     This Agreement amends the Agreement and Irrevocable Proxy, dated as of July 17, 1996, by and between the Chateau Stockholders and ROC (the "Initial Chateau Proxy") as follows: all references to the Merger Agreement in the Original Chateau Proxy shall hereinafter be deemed to refer to the Amended and Restated Agreement and Plan of Merger, dated as of the date hereof, among ROC, Chateau, and a merger subsidiary of Chateau (the "Amended Merger Agreement") and all references to the Mergers in the Initial Chateau Proxy shall be deemed to refer to the Merger contemplated by the Amended Merger Agreement.

     IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf by its officers thereunto duly authorized, all as of the date first written above.

ROC COMMUNITIES, INC. (Issuer)



By: /s/ Gary P. McDaniel
    --------------------------------------
    Name:  Gary P. McDaniel
    Title: President & CEO

CHATEAU STOCKHOLDERS


/s/ C.G. Kellogg
- ------------------------------------------
C.G. Kellogg


/s/ Tamara D. Fischer
- ------------------------------------------
Tamara D. Fischer


/s/ John A. Boll
- ------------------------------------------
John A. Boll